EXHIBIT 99.1

Britton & Koontz Capital Corporation

500 Main Street	601-445-5576
P O Box 1407	601-445-2481 Fax
Natchez, MS 39121	http://www.bkbank.com,
corporate@bkbank.com

FOR IMMEDIATE RELEASE:	FOR MORE INFORMATION:
July 23, 2009	W. Page Ogden, President & CEO
(Nasdaq - BKBK)	William M. Salters, Treasurer & CFO

BRITTON & KOONTZ CAPITAL REPORTS SECOND QUARTER 2009 EARNINGS

Natchez, Mississippi – The Board of Directors of Britton & Koontz Capital Corporation (Nasdaq: BKBK, "B&K Capital" or "the Company") today reported net income and earnings per share for the three and six month period ended June 30, 2009.

Net income for the three months ended June 30, 2009, was $758 thousand, or $.36 per diluted share, compared to $848 thousand, or $.40 per diluted share, for the quarter ended June 30, 2008.  For the six month period ended June 30, 2009, net income and diluted earnings per share were $1.4 million and $0.64, respectively, compared to $1.7 million and $0.80, respectively, for the same period in 2008.  Both the three and six month period comparisons reflect the effects of additional Federal Deposit Insurance Corporation (“FDIC”) special assessments and a higher provision for loan losses in 2009.  These additional expenses were partially offset by increases in net interest income.  The FDIC announced a special premium assessment on all FDIC-insured banks as part of its efforts to recapitalize the Deposit Insurance Fund.  Increased FDIC assessments reduced diluted earnings per share by $0.08 and $0.11, respectively, for the three and six month periods ended June 30, 2009.  The higher provision expense in the 2nd quarter of 2009 negatively impacted diluted earnings per share by $0.04 and $0.21, respectively, for the three and six month periods ended June 30, 2009.

Non-interest income was relatively stable for the 2nd quarter of 2009 as compared to the 2nd quarter of 2008, decreasing only $18 thousand, while non-interest income decreased $182 thousand for the first six months of 2009 as compared to the corresponding period in 2008, due primarily to gains on securities sales in 2008.  Non-interest expense increased $354 thousand for the three months ended June 30, 2009 as compared to the corresponding period in 2008.  The increase is due primarily to higher FDIC regular assessments of $91 thousand as well as the aforementioned special assessment in the amount of $183 thousand.  Non-interest expense increased $443 thousand for the six months ended June 30, 2009 as compared to the corresponding period in 2008, also due primarily to higher FDIC regular assessments of $199 thousand and $183 thousand for the special assessment.

Net interest income for the three and six month periods ended June 30, 2009, increased $306 thousand and $690 thousand, respectively, over the same period in 2008.  The increase is due primarily to the growth in volume and changes in the mix of interest earning assets and interest bearing liabilities.  The lower interest rate environment also contributed to higher net interest income as the interest rate spread increased 32 basis points and 30 basis points, respectively, for the three and six months ended June 30, 2009, as compared to the corresponding periods in 2008.  The increase in interest rate spread in 2009 was a result of funding costs declining to a greater degree than asset yields.  Net interest margin was 3.85% for three months ended June 30, 2009, compared to 3.74% for the same period in 2008.  Net interest margin increased to 3.81% at June 30, 2009 from 3.76% at June 30, 2008.

The Company experienced some declines in certain asset quality measures since December 31, 2008.  Non-performing assets, which includes non-accrual loans, loans delinquent 90 days or more and other real estate, increased to $8.8 million, or 2.16% of total assets at June 30, 2009, from $5.0 million, or 1.21% to total assets at December 31, 2008.  Approximately $4.0 million of the nonperforming assets are two non-accrual commercial real estate loans, both of which have been under formal forbearance agreements.  The Company continues to closely monitor these loans and intends to take such actions as are necessary to limit any losses to the Company.  Two additional commercial real estate relationships totaling $1.6 million were included in 90 day past due at the end of the 2nd quarter.  One of the relationships has subsequently been renewed with a payment of all past due interest.  The second relationship is expected to be renewed before the end of July with interest being paid current along with some reduction of principal.  Net charge-offs of $383 thousand in the 2nd quarter of 2009 resulted in net charge-offs of $515 thousand at June 30, 2009 compared to $202 thousand at June 30, 2008.

The Company’s loan loss provision in the 2nd quarter of 2009 was $250 thousand, as compared to $120 thousand for the corresponding period in 2008.  For the six months ended June 30, 2009, the Company’s loan loss provision was $950 thousand, as compared to $240 thousand during the same period in 2008.  The additional provision expense increased the allowance for loan losses to $2.8 million, or 1.26% of loans at June 30, 2009, from $2.4 million, or 1.06% at December 31, 2008.  The Company believes its reserves with respect to the four relationships discussed above to be adequate as of June 30, 2009.

The Company’s Regulatory Tier 1 Capital to risk weighted assets of 16.6% or $42.5 million substantially exceeds the $15.4 million or 6% that the regulatory authorities consider “Well-Capitalized.”

        Britton & Koontz Capital Corporation, headquartered in Natchez, Mississippi, is the parent company of Britton & Koontz Bank, N.A. which operates three full service offices in Natchez, two in Vicksburg, Mississippi, and one in Baton Rouge, Louisiana.  As of June 30, 2009, the Company reported assets of $401.3 million and equity of $40.2 million.  The Company’s stock is traded on NASDAQ under the symbol BKBK and the transfer agent is American Stock Transfer & Trust Company.  Total shares outstanding at June 30, 2009, were 2,124,466.

Forward Looking Statements

This news release contains statements regarding the projected performance of Britton & Koontz Capital Corporation and its subsidiaries.  These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act.  Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments.

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Britton and Koontz Capital Corporation
Financial Highlights
(Unaudited)

	For the Three Months ended June 30,		For the Six Months ended June 30,

	2009	2008	2009	2008

Interest income	$5,333,801	$5,655,661	$10,799,304	$11,491,950
Interest expense	1,616,591	2,244,522	3,367,597	4,750,276
Net interest income	3,717,210	3,411,139	7,431,707	6,741,674
Provision for loan losses	250,000	120,000	950,000	240,000
Net interest income after
provision for loan losses	3,467,210	3,291,139	6,481,707	6,501,674
Non-interest income	635,945	653,735	1,254,796	1,437,170
Non-interest expense	3,161,106	2,806,567	6,110,693	5,668,159
Income before income taxes	942,049	1,138,307	1,625,810	2,270,685
Income taxes	184,261	290,084	268,006	576,354
Net income	$757,788	$848,223	$1,357,804	$1,694,331

Return on Average Assets	0.75%	0.89%	0.67%	0.90%
Return on Average Equity	7.52%	9.31%	6.77%	9.31%

Diluted:
Net income per share	$0.36	$0.40	$0.64	$0.80
Weighted average shares outstanding	2,127,144	2,117,966	2,124,761	2,118,247

	June 30,	December 31,	June 30,
Balance Sheet Data	2009	2008	2008
Total assets	$401,252,952	$413,076,826	$391,784,458
Cash and due from banks	5,612,740	6,951,543	7,513,141
Federal funds sold	2,271	-	-
Investment securities	159,917,981	170,720,427	144,453,646
Loans, net of unearned interest	221,933,777	225,511,297	230,229,709
Deposits-interest bearing	207,579,014	206,094,593	193,116,816
Deposits-non interest bearing	44,759,527	51,119,827	48,580,909
Total Deposits	252,338,541	257,214,420	257,214,420
Short Term debt	65,355,926	71,717,942	70,081,085
Long Term debt	40,007,826	40,010,824	41,635,801
Stockholders' equity	40,187,002	39,541,069	35,921,374
Book value (per share)	$18.90	$18.67	$16.96
Total shares outstanding	2,126,466	2,117,966	2,117,966

Asset Quality Data
Non-accrual loans	$5,605,536	$3,567,907	$3,615,839
Loans 90+ days past due	1,821,512	517,779	254,350
Total non-performing loans	7,427,048	4,085,686	3,870,189
Other real estate owned	1,397,180	919,204	409,662
Total non-performing assets	$8,824,228	$5,004,890	$4,279,851
Total non-performing assets to average assets	2.17%	1.31%	1.14%
Net chargeoffs	$515,303	$763,135	$201,898
Net chargeoffs as a percent average net loans (annualized)	0.69%	0.48%	0.05%